Exhibit 99.1

PharmaCyte Biotech Appoints Thomas Yuen to Board of Directors

LAGUNA HILLS, Calif., May 2, 2017 (GLOBE NEWSWIRE) -- PharmaCyte Biotech, Inc. (OTCQB: PMCB), a clinical stage biotechnology company focused on developing targeted therapies for cancer and diabetes using its signature live-cell encapsulation technology, Cell-in-a-Box®, today announced the appointment of Thomas Yuen to its Board of Directors.

Mr. Yuen’s stellar career is exemplified by his global entrepreneurial experience and extraordinary leadership. He co-founded Irvine-based AST Research, Inc. (AST) in 1981. AST was an early pioneer of the computer industry, and the company has been referred to as “the flagship of innovation in the PC era.” He served as AST's Co-Chairman and Chief Operating Officer from August 1987 to June 1992. Under his leadership, AST became a Fortune 500 company in 1991, and its stock was named the “Best Performing NASDAQ Stock” of that year.

Mr. Yuen departed AST in 1992 and focused his efforts on investing in new projects. Mr. Yuen served in various engineering and project management positions with Hughes Aircraft Company, Sperry Univac and Computer Automation. Later in his career, he became Chairman and CEO of SRS Labs, a world leader in audio and voice technology. Currently, Mr. Yuen is Chairman and CEO of PrimeGen Biotech, a private cell therapy company he founded in 2002.

PharmaCyte’s Chief Executive Officer, Kenneth L. Waggoner, stated, “We are extremely honored that Mr. Yuen has agreed to become a member of our Board of Directors. His widespread business experience at the highest levels around the globe, business acumen and entrepreneurial spirit will be major assets to PharmaCyte as we strive to take the company to an entirely new level.”

Mr. Yuen commented, “I am very pleased to become a member of PharmaCyte’s Board of Directors. PharmaCyte is a dynamic and exciting company with a transformative platform technology. There are a multitude of opportunities for growth in cell therapies, and I intend to play a significant role in helping PharmaCyte achieve its business goals.”

Mr. Yuen has held numerous director positions. He served as a Director of AST from 1981 to June 1992. He served as a Director of Valence Technology, Inc., an energy storage company, from March 1998 to March 2000 and a Director of DTS, Inc., an audio technology company, from April 2012 to July 2013. He has served as a Director of SRS Labs since January 1994. He is also an Honorary Professor of China Nationality University in Beijing.

In 1988 and 1991, the Computer Reseller News Magazine named Mr. Yuen one of the top 25 executives of the computer industry. In 1997, he received the Director of the Year Award from the Orange County Foundation of Corporate Directors. Mr. Yuen is the recipient of several awards from the University of California, Irvine (UCI), including the UCI Medal in 1990, the Outstanding Engineering Alumni Award in 1987 and the Distinguished Alumnus Award in 1986. These accolades will soon culminate in Mr. Yuen receiving the prestigious UCI Extraordinarious Award for his exemplary career in business and his philanthropic and volunteer activities. As further testament to his outstanding achievements, Mr. Yuen is the first of UCI’s 150,000 alumni to receive both the UCI Medal and the Extraordinarious Award.

Mr. Yuen received his Bachelor of Science Degree in Electrical Engineering from University of California, Irvine in 1974 with honors.

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About PharmaCyte Biotech

PharmaCyte Biotech is a clinical stage biotechnology company developing therapies for cancer and diabetes based upon a proprietary cellulose-based live cell encapsulation technology known as “Cell-in-a-Box®.” This technology will be used as a platform upon which therapies for several types of cancer and diabetes are being developed. PharmaCyte’s therapy for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. These encapsulated cells are implanted as close to the patient’s cancerous tumor as possible. Once implanted, a chemotherapy drug that is normally activated in the liver (ifosfamide) is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through the encapsulated cells, they act as a “bio-artificial liver” and activate the chemotherapy drug at the site of the cancer. This “targeted chemotherapy” has proven effective and safe to use in past clinical trials and results in no treatment related side effects.

In addition to developing a novel therapy for cancer, PharmaCyte is developing a therapy for Type 1 diabetes and insulin-dependent Type 2 diabetes. PharmaCyte plans to encapsulate a human cell line that has been genetically engineered to produce, store and release insulin in response to the levels of blood sugar in the human body. The encapsulation will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient they will function as a “bio-artificial pancreas” for purposes of insulin production.

Safe Harbor

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement because of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements due to the impact of numerous risk factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

More information about PharmaCyte Biotech can be found at www.PharmaCyte.com. Information may also be obtained by contacting PharmaCyte’s Investor Relations Department.

Contact:

Investor Relations:

PharmaCyte Biotech, Inc.

Investor Relations Department

Telephone: 917.595.2856

Email: Info@PharmaCyte.com

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